EPIC FINANCIAL CORPORATION
                     3300 IRVINE AVENUE
                          SUITE 220
                   NEWPORT BEACH, CA 92660
                   TELEPHONE: 949.622.1130
                      FAX: 949.622.1134

                        PRESS RELEASE

Contact Person:  William Parker
Symbol:  OTCBB: EPFL

   EPIC FINANCIAL CORPORATION PURCHASES AMERICAN NATIONAL
        MORTGAGE SERVICES AND MOVES CORPORATE OFFICES

Newport Beach, CA - April 1, 2003 - Frank Iannuzzi, Chairman of the Board of Epic Financial Corporation (OTCBB: EPFL) announced today that it completed the acquisition of
American National Mortgage Services. American National is a mortgage banking/brokerage company originating loans through
both  wholesale  and  retail production  efforts.   He  also
announced   that  William  Parker,  President  of   American
National, has been appointed to the Board of Directors and named President of Epic Financial Corporation.

Mr. Parker said, "The Company is well suited to perform satisfactorily in any mortgage climate as their production is comprised of both entry level FHA borrowers as well as luxury home buyers with individual loans to up to $3,000,000. We are looking forward to joining the new Epic management team."

Mr. Iannuzzi said, "It is our intention to implement a new corporate direction that of becoming a financial services holding company with emphasis on residential and commercial lending. We intend to pursue a plan to acquire companies or initiate new businesses that will fit into this new corporate strategy. We further expect to quickly expand our management team and board of directors to reflect this change of business focus." He further stated, "Our new office address and telephone number are as follows:

                 Epic Financial Corporation
                     3300 Irvine Avenue
                          Suite 220
                   Newport Beach, CA 92660
                   Telephone: 949.622.1130

A number of statements referenced in this Release, and any other interviews that have been made, are forward-looking statements, which are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, and goals, assumption of future events or performance are not statements of historical fact and may be "forward-looking statements." Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this actions may be identified through the use of words such as "expects," "will," "anticipates," "estimates," "believes," or statements indicating certain actions "may, "could," or "might," occur. Such statements reflect the current views of the company's management with respect to future events and are subject to certain assumptions, including those described in this release. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products, services, and technologies, competitive market conditions, successful closing of acquisition transactions and their subsequent integration, the ability to secure additional sources of financing, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company does not undertake any responsibility to update the "forward-looking" statements contained in this news release.